AMENDMENT NO. 3 TO THE AMENDED AND RESTATED

FUND PARTICIPATION AGREEMENT

THIS AMENDMENT NO. 3 TO THE AMENDED AND RESTATED FUND PARTICIPATION AGREEMENT is made as of this ____ day of _______________, 2007 by and between PRUCO LIFE INSURANCE COMPANY (the “Company”), AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. (“Manager”) and AMERICAN CENTURY INVESTMENT SERVICES, INC. (“Distributor”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

RECITALS

WHEREAS, the Company, Manager and Distributor are parties to a certain Amended & Restated Fund Participation Agreement dated June 30, 1998, as amended October 1, 2000 and August 31, 2006 (the “Agreement”), in which the Company offers to the public certain individual variable universal life contracts, variable annuity contracts and individual variable life insurance contracts; and

WHEREAS, Manager wishes to assign to Distributor, and Distributor wishes to accept, all of Manager’s rights and obligations under the Agreement; and

WHEREAS, the parties have agreed to amend the Agreement to modify the Funds available as investment options under the Agreement as set forth in Exhibit A; and

WHEREAS, the parties now desire to further modify the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.             Assignment by Distributor. Manager hereby assigns all of its rights and obligations under the Agreement to Distributor, and Distributor hereby accepts such assignment. The Company hereby consents to such assignment. After the date of this Amendment, all references to “Manager” in the Agreement shall be deemed to refer to Distributor.

2.          Funds Available. The second recital of the Agreement is hereby deleted in its entirety and replaced with the following language:

“WHEREAS, the Company wishes to make available as investment options under the Agreement, one or more of the funds identified in Exhibit A attached hereto (the “Funds”), each of which is a series of mutual fund shares registered under the Investment Company Act of 1940, as amended, and issued by a registered investment company (each an “Issuer” and

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collectively, the “Issuers”); and”

3.            Exhibit A. Exhibit A is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

4.             Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

5.           Counterparts.    This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

6.           Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

PRUCO LIFE INSURANCE COMPANY

By:

Name:

Title:

Date:

AMERICAN CENTURY INVESTMENT
MANAGEMENT, INC.

By:

Name:

Title:

Date:

AMERICAN CENTURY INVESTMENT
SERVICES, INC.

By:

Name:

Title:

Date:

2

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EXHIBIT A

ISSUER

American Century Variable Portfolios, Inc.

AVAILABLE FUNDS

VP Balanced

VP Capital Appreciation

VP Global Growth

VP Growth

VP Income & Growth

VP International

VP Large Company Value

VP Mid Cap Value

VP Ultra

VP Value

VP Vista

3

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